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                                                    certified public accountants
COOPERS
& LYBRAND





                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated July 28, 1993, which includes an explanatory paragraph relating to the changes in the Company's methods of accounting for income taxes and postretirement benefits other than pensions in the year ended June 30, 1993, on our audits of the consolidated financial statements and the consolidated financial statement schedules of Carpenter Technology Corporation as of June 30, 1993 and 1992 and for each of the three years in the period ended June 30, 1993.



                                                   Coopers & Lybrand





Philadelphia, Pennsylvania
June 3, 1994